UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2012

TRANSOCEAN LTD.

(Exact name of registrant as specified in charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events

Potential Newbuild Drillships.  Transocean Ltd. (the “Company”) is currently in discussions with a major integrated international oil company for the construction of four dynamically-positioned, Ultra-Deepwater drillships. These newbuilds are expected to be of an enhanced DSME 12000 design and are expected to feature Transocean’s patented dual-activity drilling technology with industry-leading hoisting capacity. Each newbuild is expected to be able to operate in water depths of up to 12,000 feet and drill wells up to 40,000 feet, and is anticipated to incorporate enhanced well completion capabilities. Each newbuild is also expected to be equipped with a second blow-out preventer system, or BOP, expected to reduce the customer’s non-productive time. Each newbuild is also expected to be outfitted to accommodate a future upgrade to a 20,000 psi BOP system when such advanced subsea technology is developed.

The Company contemplates that each newbuild would be contracted with the customer for a term of 10 years. These contracts, which are expected to commence in 2015 and 2016 following shipyard construction and mobilization, would contribute an estimated total backlog of $7.6 billion, excluding mobilization. The capital investment for these four newbuilds is estimated at $3.0 billion, excluding capitalized interest.

The Company is also in discussions, subject to mutual agreement between the Company and the customer, to enter into alternative arrangements, such as a joint venture with the customer that would own the newbuilds, whereby the customer would provide a portion of the financing for the newbuilds (and the customer would participate in profits from the newbuilds under such an alternative arrangement). The Company has not entered into any binding agreements with respect to the drilling services for the customer, the newbuilds, the construction of the newbuilds or the alternative financing arrangements, and there can be no assurance that the Company will enter into any transaction on the terms described above or at all.

Macondo Well Update.  The Company has had discussions with the U.S. Department of Justice seeking to resolve certain civil and criminal claims of the United States related to the Macondo incident for $1.5 billion over a period of years. The parties have been unable to come to an agreement on a settlement. There are a number of issues that the parties would need to resolve in order to reach any settlement, including whether such settlement would include or exclude claims under the Natural Resource Damage Assessment Process under the Oil Pollution Act of 1990, the time period for payment, and the factual basis of a plea. If the Company was to enter into a settlement including such payment terms, the Company would not expect that any incremental charge to earnings related to any such settlement would be required over the Company’s previously announced $2.0 billion reserve for Macondo-related claims. There can be no assurance that the parties will enter into agreements on the terms described or at all, nor any assurance regarding the timing of such agreements, the effect of such agreements on other claims arising out of the Macondo incident or that any court approvals required as conditions of such agreements will be obtained. See “Risk Factors—Risks related to our business—Compliance with or breach of environmental laws can be costly and could limit our operations” in Transocean Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2011.

Shortly prior to the February 2012 announcement of the settlement between BP America Production Co. (“BP”) and the Plaintiff’s Steering Committee (“PSC”), BP proposed a settlement to the Company. Later that month, but before the announcement of the preliminary BP/PSC settlement, the Company suggested a settlement of all claims of the plaintiffs represented by the PSC. The PSC responded with a settlement proposal. The Company made no counterproposal to either BP or the PSC after receiving their respective proposals.

There have been no settlement discussions with either the PSC or BP since February 2012. The settlement amounts proposed by both BP and the PSC were each far in excess of the amount contemplated by the Company’s current settlement discussions with the Department of Justice. Both of these proposed amounts also far exceeded the amounts the Company had been willing to consider for a settlement with either the PSC or BP.

Brazil Frade Field Update.  On August 28, 2012, the federal court in Rio de Janeiro affirmed a preliminary injunction against the Company and Chevron. While the terms of the preliminary injunction have been published by the court, the federal court in Rio de Janeiro has not yet served the Company with the injunction itself. The terms of the preliminary injunction require the Company to cease conducting extraction or transportation activities in Brazil within 30 calendar days from the date of service. The Company intends to vigorously pursue the overturning or suspension of this preliminary injunction. While the Company cannot predict or provide assurance as to the final outcome of these proceedings, if the preliminary injunction is upheld, it could have a material adverse effect on the Company’s future consolidated statement of financial position, results of operations or cash flows. For both the year ended December 31, 2011 and the six months ended June 30, 2012, the Company’s operations in Brazil accounted for 11 percent of the Company’s consolidated operating revenues.

Market Update.  As of September 5, 2012, estimated backlog associated with new contracts as compared to the Company’s most recently published estimates is approximately $1.4 billion primarily associated with contracts for two Ultra-Deepwater Floaters and a Midwater Floater.

The Company currently expects estimated out of service days to increase by approximately 50 days in 2012 and 210 days in 2013, as compared to its most recently published estimates of the out of service days as of July 18, 2012. The increase in 2012 out of service days is primarily due to unexpected repairs on a Harsh Environment semisubmersible. With respect to 2013 out of service days, approximately 50% is due to the acceleration of a shipyard from 2014 and approximately 30% is due to shipyard scope changes. Changes in estimated planned out of service time are based on a variety of factors, some of which are not within the Company’s control, including (1) modifications or upgrades to a rig as a result of contract or regulatory requirements, (2) performance of the Company’s significant suppliers, (3) changes in customers’ operating schedules, and (4) changes to scheduled shipyards, surveys, repairs and regulatory inspections or other scheduled service or work on the rig.

Potential Secured Credit Facility.  The Company is in discussions with banks and other financial institutions regarding a secured credit facility, allowing borrowings in the future in an aggregate amount of $500 million to $1.0 billion. The Company anticipates that the collateral for this facility would include two or three of the Company’s Ultra-Deepwater drillships, depending upon the size of the secured credit facility. Transocean Ltd. and the entities that own the collateral would guarantee the obligations under the secured credit facility. The Company may not be able to enter into such a facility on the terms described or at all.

If the Company enters into such a facility, the Company expects to use the proceeds from the facility for general corporate purposes.

Repayment of Borrowings under the Aker Revolving Credit and Term Loan Facility.  The Company currently anticipates prepaying the $150 million of borrowings outstanding under the secured Aker Revolving Credit and Term Loan Facility, and canceling the $500 million secured Aker Revolving Credit and Term Loan Facility Agreement, which is secured by the Harsh Environment Ultra-Deepwater semisubmersibles Transocean Barents and Transocean Spitsbergen, prior to the closing of the potential secured credit facility described above.

Forward-Looking Statements

Statements included in this Current Report on Form 8-K regarding the the potential newbuilds, the contracts associated with the newbuilds, the Company’s discussions with the U.S. Department of Justice, BP and the PSC regarding the Macondo well incident, the litigation regarding the Brazil Frade field incident, the timing, closing and impact of the Standard Jackup divestiture, the Company’s operating results, the potential Secured Credit Facility and repayment of borrowings under the Aker Revolving Credit and Term Loan Facility are forward-looking statements that involve certain assumptions. These statements involve risks and uncertainties including, but not limited to, market conditions, closing conditions, entry into binding agreements regarding the newbuilds, and the Secured Credit Facility, the outcome of the discussions with the U.S. Department of Justice, BP and the PSC, the outcome of the proceedings regarding the Brazil Frade field incident, the Company’s results of operations and other factors detailed in “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: September 10, 2012	By:	/s/ Ryan Tarkington
Ryan Tarkington
Authorized Person